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Comdisco, Inc. and Subsidiaries                                                                                   Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:

                                               Three Months     Nine Months
                                                  ended           ended
                                                 June 30         June 30
                                               1994   1993     1994  1993

Average shares outstanding                       38      40      39    41

Effect of dilutive options                        -       -       -     -

   Total                                         38      40      39    41


Net earnings  to
    common stockholders                        $ 22    $ 21    $ 65  $ 79

Net earnings  per common and
    common equivalent share                    $.57    $.50    $1.66 $1.93
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